Exhibit 10.34

August 8, 2014

Claude Brown, Jr.

c/o Axion International Holdings, Inc.

4005 All American Way

Zanesville, Ohio 43701

Re: Appointment as Chief Executive Officer

Dear Claude:

This letter confirms your appointment effective as of August 4, 2014 as chief executive officer of Axion International Holdings, Inc. as well as its two-wholly owned subsidiari Axion International, Inc. and Axion Recycled Plastics Incorporated. Your base salary will be payable at the rate of $225,000 per year. But for the above changes, the agreements you initially signed in connection with your employment will continue to remain in effect.

This letter further confirms that our board is meeting on August 26th at which it will finalize your total compensation package that will contain the bonus elements we have been discussing with you. We intend to include all of the compensatory elements of your compensation in a standard form executive employment agreement we will offer to you.

Please confirm the above by signing below.

Very truly yours,

Allen Kronstadt
Chairman of the Compensation committee

ACCEPTED:

/s/ Claude Brown
Claude Brown, Jr.

AXION International, Inc., 4005 All American Way, Zanesville, Ohio 43701 USA

office 740.452.2500  • fax 740.452.5488 •  e-mail info@axih.com

www.AXIH.com